EXHIBIT 10.A

ANR PIPELINE COMPANY
Company
and
THE BANK OF NEW YORK TRUST COMPANY, N.A.
Trustee

First Supplemental Indenture

Dated as of January 29, 2007
_________________

8⅞% Series B Notes due 2010

Supplementing the Indenture, dated as of March 5, 2003, between ANR Pipeline Company, as the Company, and The Bank of New York Trust Company, N.A., successor to The Bank of New York, as Trustee.

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 29, 2007, between ANR PIPELINE COMPANY, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association and successor to The Bank of New York, as Trustee (the “Trustee”), under the Indenture, dated as of March 5, 2003 (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company has issued its 8⅞% Series B Notes due 2010 (the “Notes”) pursuant to the Indenture;

WHEREAS, pursuant to the Purchase and Sale Agreement dated as of December 22, 2006 by and among (a) El Paso Corporation and El Paso CNG Company, L.L.C. (the “Sellers”) and (b) TransCanada American Investments Ltd. (“Buyer”), the Sellers have agreed to the sale (the “Sale”) to Buyer, and Buyer has agreed to the purchase, of all of the outstanding capital stock of American Natural Resources Company, which owns all the outstanding capital stock of the Company;

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion of certain provisions of the Indenture;

WHEREAS, Section 8.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes);

WHEREAS, the Holders of a majority of the principal amount of the Notes outstanding have duly consented to the proposed modifications set forth in this First Supplemental Indenture in accordance with Section 8.02 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this First Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 8.06 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

Amendments

Section 1.01 Amendments.

(a) Subject to Section 3.01 hereof, the Indenture is hereby amended by deleting the following provisions of the Indenture, in their respective entireties: Section 3.04, Section 3.05, Section 3.06, Section 3.07, Section 3.08, Section 3.09, Section 3.10, Section 3.11, clauses (iv), (v), (vi) and (vii) of Section 5.01, Section 7.03, clauses (c)(2), (e) and (f) of Section 7.04 and Article IV.

(b) Section 3.03 is hereby amended and restated to read, in its entirety, as follows:

Section 3.03 Trust Indenture Act.

“The Company shall at all times comply with TIA § 3.14(a).”

(c) Effective as of the date hereof, none of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections or Article, and such Sections or Article shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

Section 1.02 Amendment of Definitions. Subject to Section 3.01 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to Section 1.01 hereof.

ARTICLE TWO

Waivers

Section 2.01 Waiver of Defaults. Effective as of the date hereof, any and all defaults resulting from the consummation of the Sale are hereby waived.

ARTICLE THREE

Miscellaneous

Section 3.01 Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this First Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this First Supplemental Indenture. On and not prior to the date on which tendered Notes are accepted for purchase pursuant to the Tender Offer, this First Supplemental Indenture will become operative; provided, however, that if and only if this First Supplemental Indenture becomes operative, the provisions hereof shall be deemed effective as of the date hereof.

Section 3.02 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

Section 3.03 No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 3.04 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the date hereof.

ANR PIPELINE COMPANY

By:  /s/ John R. Sult
Name: John R. Sult
Title:   Senior Vice President, Chief Financial Officer and Controller

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By: /s/ John C. Strohlmann
Name: John C. Strohlmann
Title:   Vice President